Exhibit 99(e)(23)

[GRAPHIC]	10350 Ormsby Park Place	Suite 601	Louisville, KY 40223	502.420 9500	fax 502 420 9540

CONFIDENTIAL

September 7, 2007

Philips International B.V.
P.O. Box 77900
1070 MX Amsterdam
The Netherlands

Attention:	James Nolan
Head of Corporate Mergers & Acquisitions

Dear James:

In connection with your consideration of a possible transaction (the “Transaction”) with The Genlyte Group Incorporated (the “Company”), the Company and its Representatives (as defined below) are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

By execution of this letter agreement (the “Agreement”), you agree to treat confidentially any information, regardless of the form in which it is communicated or maintained (whether oral, written or electronic and whether prepared by the Company or their Representatives or otherwise), concerning the Company that you or your Representatives may be provided by or on behalf of the Company furnished after the date hereof (collectively, the “Evaluation Material”). The term “Evaluation Material” shall also include all reports, analyses, notes, studies, forecasts or other information that are based on, contain or reflect in whole or in part (but only to such extent) any Evaluation Material, whether prepared by you or your Representatives (“Notes”). The term “Evaluation Material” does not include information that (i) is now or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in violation of your and your Representatives’ obligations under this Agreement, (ii) was available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives, or (iv) is independently developed by you or your Representatives without violating any of your or your Representatives’ obligations under this Agreement. The term “Representative” means, as to any person, such person’s affiliates or affiliates of its parent, and its and their directors, officers, employees, agents, representatives, advisors (including, without limitation, financial advisors, counsel and accountants), controlling persons and lenders. The term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual. The term “law” means any applicable law, rule or regulation or valid legal process of a governmental entity.

You agree that you will not use the Evaluation Material for any purpose other than evaluating a possible Transaction. You agree not to disclose or allow disclosure to any person of any Evaluation Material, except that you may disclose Evaluation Material to your Representatives who are actively and directly participating in your evaluation of a possible Transaction or who otherwise need to review the Evaluation Material for the purpose of evaluating a possible Transaction (it being understood that you will inform such Representatives of the confidential nature of the Evaluation Material and instruct those Representatives to observe the terms of this Agreement). You will maintain a list of the Representatives to whom such Evaluation Material has been disclosed, which list shall be presented to the Company upon request. You understand and agree that you shall be responsible for any breach of this Agreement by you or any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to cause your Representatives to refrain from any prohibited or unauthorized disclosure or use of Evaluation Material.

Neither you, the Company nor any of your or its Representatives will make any disclosure that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, or that you are evaluating a potential Transaction or that you have received Evaluation Material or the existence of this Agreement; provided, however, that any disclosure prohibited by this paragraph may be made to the extent that such disclosure is required to be made by you or the Company in order to avoid violating applicable law or the rules of a national securities exchange to which you or the Company are subject, and the disclosing party is otherwise not in breach of this Agreement; and, provided further, that the disclosing party will notify the non-disclosing party, to the extent possible, prior to making any such disclosure.

You understand and agree that none of the Company, Sagent Advisors Inc. or any of their respective Representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you shall be entitled to rely solely on such representations and warranties regarding Evaluation Material as may be made to you in any definitive agreement relating to a possible Transaction, subject to the terms and conditions of such agreement For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid on your part.

In the event that you or any of your Representatives are requested pursuant to, or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) by, law to disclose any Evaluation Material or any other information concerning the Company or the proposed Transaction, you will give the Company prompt written notice, to the extent legally permissible, of such request or requirement so that the Company may consult with you with respect to the Company’s taking steps to resist or narrow the scope of such request or requirement and/or seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement (and you will reasonably cooperate, at the sole cost and expense of the Company, with the Company to obtain such protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained prior to the required disclosure or the Company waives compliance with the relevant provisions of this Agreement, you or your Representatives, as the case may be, will disclose only that portion of the Evaluation Material which, based on the reasonable advice of your counsel, is legally required to be disclosed and will use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Evaluation Material.

If you decide that you do not wish to proceed with a Transaction, you will promptly notify Sagent Advisors Inc. of that decision. In that case, or if the Company or Sagent Advisors Inc. requests in writing at any time for any reason, or if a Transaction is not consummated by you and the Company, you and your Representatives will, at your election, promptly redeliver to the Company or destroy all Evaluation Material (including all copies or reproductions thereof in whatever form or medium, including electronic copies) and, either return or destroy all Notes (in whatever form or medium, including electronic copies), in each case without retaining a copy thereof, provided, however, (i) that you or your Representatives may retain a copy thereof, for archival purposes only, to the extent required pursuant to the regulatory compliance procedures of you or your Representatives, and (ii) that you are not required to destroy or erase Evaluation Material and Notes stored in electronic form to the extent these can only be erased by using efforts that go beyond commercially reasonable efforts. If requested by the Company in writing, you will also provide the Company a certificate executed by a duly authorized officer who has supervised compliance with the foregoing indicating that the requirements of the foregoing sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder respecting Evaluation Material.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the securities laws of the United States prohibit any person who is aware of material non-public information concerning the Company from purchasing or selling the Company’s securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that, for a period of 12 months from the date of this Agreement neither you nor any of your affiliates will in any manner, directly or indirectly, without the prior written consent of the Company’s Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any subsidiary or affiliate thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary, division or affiliate thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any securities of the Company or any subsidiary thereof; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any subsidiary thereof or any of their securities or assets, including, without limitation, any merger, recapitalization, reorganization or business combination (each, an “extraordinary transaction”); (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (vi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) enter into any discussions, negotiations or arrangements or advise, assist or encourage any other persons in connection with any of the foregoing; (viii) take any action that might require the Company to make a public announcement regarding an extraordinary transaction involving the Company or any of its securities or assets; (ix) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or (x) request the Company, its Board of Directors or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Without limiting the generality of the foregoing, you further agree that during such period, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or participate in any discussions that might lead to such agreement, arrangement or understanding, with any person other than a Representative of yours regarding a possible transaction involving the Company. If at any time during such period you are approached by any third party concerning your or their participation in a transaction involving any of the foregoing, you will promptly inform the Company of the nature of such contact and the parties thereto. Notwithstanding the foregoing, it is agreed that the restrictions set forth in this paragraph will terminate upon the earlier to occur of (i) the Company’s public disclosure that it has entered into a definitive agreement with a third party regarding an extraordinary transaction or (ii) a third party commences a tender off to acquire the Company. In addition, notwithstanding the restrictions set forth in this paragraph, it is agreed that you will be able to make a confidential written proposal to the Board of Directors of the Company that is specifically conditioned on acceptance by the Board of Directors and that is itself in a form not publicly disposable by either you or the Company, and you and the Company agree that any such proposal will not be publicly disclosed unless required by applicable law or the applicable rules of a national securities exchange.

You agree that (i) the Company and Sagent Advisors Inc. shall be free to conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, or to terminate discussions and negotiations with you, at any time for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or Sagent Advisors Inc or any of their respective Representatives arising out of or relating to such a Transaction (other than those in accordance with the terms of this Agreement or against the parties to a definitive agreement with you in accordance with the terms thereof).

You and the Company agree that no contract or agreement providing for a possible Transaction shall be deemed to exist between you and the Company unless and until a definitive agreement with respect to a Transaction has been executed and delivered by you and each of the other parties thereto, and you and the Company hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a possible Transaction, other than for breach of this Agreement, unless and until a definitive agreement with respect to a Transaction has been executed and delivered by you and each of the other parties thereto. You and the Company further agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement or any other written or oral expression with respect to a Transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

You understand that Sagent Advisors Inc. will arrange for appropriate contacts for due diligence purposes. You also agree that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to Sagent Advisors Inc., except as otherwise provided in this Agreement or as otherwise may be agreed by the parties. Until the earliest of (i) the execution by you and the Company of a definitive agreement with respect to any Transaction, (ii) public announcement of an agreement with a third party of a transaction with the Company that is similar to the Transaction, (iii) the commencement of a tender offer by a third party to acquire the Company or (iv) 12 months from the date of this Agreement, you agree that none of you or your affiliates will, and you will instruct your Representatives not to, initiate or maintain any contact (except for those contacts made in connection with existing commercial relationships) with any Representative of the Company concerning the Evaluation Material or a Transaction, except as contemplated by this Agreement or except with the express permission of the Company .

You agree that for a period of 12 months from the date of this Agreement none of you, any subsidiary or affiliate of yours or any person acting on your or their behalf will directly or indirectly solicit for employment or employ any person who is an officer, a member of senior management, or a division manager or otherwise specifically identified to you and employed by the Company or any of its subsidiaries on the date hereof and at the time of any solicitation by you, without obtaining the Company’s prior written consent. The preceding sentence does not, however, prohibit you from soliciting employment (or employing as a result of such solicitation efforts) any person (i) by placement of general advertisements for employees in newspapers or other media of general circulation, or (ii) through the use of a professional recruiter, which recruiter is not instructed by you to specifically target employees of the Company or any of its subsidiaries; provided, that in the case of clause (ii), you agree not to attempt to cause any professional recruiter to take any action that you could not take pursuant to this Agreement.

You agree that money damages may not be a sufficient remedy for any actual or threatened breach of this Agreement by you or your Representatives and that without prejudice to the rights and remedies otherwise available to the Company, the Company shall be entitled to seek to obtain equitable relief by way of specific performance and injunction or other equitable relief, without proof of actual damages, as a remedy for any such actual or threatened breach of this Agreement, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. You also agree not to oppose the granting of such relief on the basis that the Company has an adequate remedy at law. In the event of litigation arising out of this Agreement, if a court of competent jurisdiction issues a final, non-appealable order, the non-prevailing party in such litigation shall reimburse the prevailing party for its costs and expenses (including reasonable attorney’s fees) in obtaining such judgment.

This Agreement contains the entire agreement between the patties hereto concerning confidentiality of the Evaluation Material, and no modification of this Agreement shall be binding upon you or the Company, unless in writing by you and the Company, and no waiver of the terms and conditions of this Agreement shall be binding upon the party granting such waiver unless such waiver is in writing by such party.

You and the Company agree that no failure or delay by either you or the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

You acknowledge that in the event any Person acquires all of the Company, its stock, business or assets, such buyer may exercise or enforce any right, power or privilege hereunder as an assignee of the Company. Any assignment of this Agreement by you without the Company’s prior written consent shall be void.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

You and the Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court – District of Delaware (or, if subject matter jurisdiction in that court is not available, in the state courts of Delaware located in New Castle County, Delaware) over any suit, action or proceeding arising out of or relating to this Agreement (and you and the Company agree not to commence any action, suit or proceeding relating thereto except in such courts), and you and the Company further agree that service of any process, summons, notice or document by United States registered mail to the respective addresses for you and the Company set forth above shall be effective service of process for any action, suit or proceeding brought in any such court in accordance with the foregoing. You and the Company hereby irrevocably and unconditionally waive any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute an agreement between you and the Company with respect to the matters set forth herein

Very truly yours,

THE GENLYTE GROUP INCORPORATED

By:	/s/ Larry K. Powers

Its:	Chairman, President and CEO

Confirmed and Agreed to:

PHILIPS INTERNATIONAL B.V.

By:	/s/ James Nolan

Its:	Head of Mergers & Acquisitions

Date:	10th September 2007.